UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 10, 2006

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release dated January 10, 2006 as follows:

Cleveland-Cliffs Approves Mesabi Nugget Investment

Cleveland, OH – January 10, 2006 – Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has approved Cliffs’ capital investment in the Mesabi Nugget Project ("Project").

The investments and capital expenditures authorized by the Board total approximately $50 million and are contingent upon the Project: obtaining non-recourse financing for its capital requirements in excess of equity investments made by the Project participants; and further, the Project’s participants reaching mutually agreed upon terms. Cliffs' equity interest in the joint venture is expected to be approximately 23 percent.

Included in the Board’s authorization is up to $21 million in cash allocated for the construction and operation of the commercial nuggets plant. Capital expenditures to expand concentrate production at Northshore to support sales to the Project are expected to be $25 million. In addition, capital expenditures of approximately $4 million have been authorized for rail transportation of concentrate from Northshore to the nugget plant.

John Brinzo, Cliffs chairman and chief executive officer, commented, "We are optimistic about the future potential for this nugget technology. Today's action by the Board reaffirms Cliffs' commitment to Minnesota's iron range and to moving this Project forward."

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, such as: changes in demand for iron nuggets by North American steel producers, or changes in steel utilization rates, scrap prices, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; inability of the participants in the Project to conclude agreements necessary for the Project to go forward; inability to obtain non-recourse financing for the Project; inability of planned capacity expansions to achieve expected additional concentrate production; increases in the cost or length of time required to complete the expansions; failure to receive required environmental permits for or otherwise implement planned capital expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2004, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at: http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

January 11, 2006	By:	Traci Forrester

Name: Traci Forrester
Title: Assistant Secretary